EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 16th day of January, 2018, by and between Seth Yanofsky (“Executive”) and Ram Distribution Group LLC (the “Company”), and shall become effective, upon approval by the Board of Directors (the “Board”) of Tal Consolidated Inc. (the “Parent Company”), on the effective date of the Parent Company’s initial public offering (the “Effective Date”).

WHEREAS, in accordance with the foregoing, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s employment with the Company, effective as of the Effective Date.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1. Employment. As of the Effective Date, the Company hereby employs the Executive, and the Executive hereby accepts such employment and shall perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

(a) Duties and Responsibilities. The Executive shall serve as the Chief Operating Officer (“COO”) of the Company. In such role, Executive will report to the Chief Executive Officer and the Board of the Parent Company and shall devote substantially all of his business time and attention and his best efforts and ability to the operations of the Company and its subsidiaries. The Executive shall be responsible for overseeing the Company’s ongoing operations and procedures and such other duties and responsibilities as directed by the Chief Executive Officer and the Board of the Parent Company (the “Board”) and are consistent with such position. The foregoing shall not be construed as preventing the Executive from (a) making passive investments in other businesses or enterprises consistent with Company’s code of conduct, or (b) engaging in any other business, civic or charitable activity consistent with Company’s code of conduct, provided that such activities do not interfere in any substantial respect with the performance of Executive’s responsibilities to the Company.

(b) Base Salary. For all the services rendered by the Executive hereunder, the Company shall pay Executive a base salary at the annual rate of $150,000, payable in accordance with the Company’s normal payroll practices. The Executive’s base salary shall be reviewed annually by the Board of the Parent Company (or the compensation committee thereof), pursuant to the Parent Company’s normal compensation and performance review policies for executives, and may be increased, but not decreased. The amount of any such increase for each year shall be binding on the Company under this Agreement. The term “Base Salary” herein shall mean the amount of Executive’s base salary established from time to time pursuant to this Section 2(b).

(c) Incentive Bonus. Executive shall be entitled to participate in the Tal Consolidated Inc. 2018 Incentive Plan or any new or amended similar plan that may be adopted by the Parent Company (the “Incentive Plan”), under which the Executive shall be eligible for annual awards thereunder in addition to his Base Salary. The cash incentive awards for performances in connection with the Company’s initial Public Offering under the Plan shall be calculated separately, paid in addition to, and not be deemed to be part of, any annual bonus.

(d) Retirement, Pension, Deferred Compensation, Insurance and Other Benefit Plans and Programs. The Executive shall be entitled to (a) participate in all employee retirement, pension, deferred compensation, insurance and other benefit plans and programs adopted and maintained by the Company for the benefit of employees. The Executive shall be entitled to receive vacation days, holidays, floating holidays and applicable sick leave in accordance with the amount of these benefits afforded to the Company’s senior executives.

(e) Reimbursement of Expenses. The Executive shall be provided with reimbursement of reasonable expenses related to the Executive’s employment by the Company in accordance with the Company’s normal business expense reimbursement practices.

2. Termination. The term of the Executive’s employment under this Agreement shall be twelve months, and shall automatically renew for successive twelve month terms, until terminated as provided in this Section (during the initial term of this Agreement or during any renewal term).

(a) Termination Without Cause and Resignation for Good Reason. The Company may terminate the Executive’s employment under this Agreement at any time without Cause (as defined below) upon not less than thirty (30) days’ prior written notice to the Executive. In addition, the Executive may terminate the Executive’s employment by voluntarily resigning for Good Reason (as defined below). The Executive shall give the Company not less than thirty (30) days’ prior written notice of a resignation for Good Reason. In the event the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason, in either case, then in addition to all accrued and unpaid compensation, the Executive shall be entitled to continue to receive his Base Salary and benefits under Section 1(d) of this Agreement (collectively, “Severance”) through the six month anniversary of the date of termination or date of resignation (the “Severance Period”). Severance shall be paid in accordance with Employer’s regular payroll practices during the Severance Period.

(b) Cause. “Cause” in this Section 2 means (i) (A) material failure by the Executive to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement, or (B) willful failure by the Executive to substantially perform the Executive’s duties and responsibilities under this Agreement which, in either case, is not promptly remedied within 10 days after the Company gives the Executive written notice specifying such failure or breach in reasonable detail; (ii) the commission by the Executive of (A) a felony or (B) any other crime involving moral turpitude (it being understood that in the event that, subsequent to a termination by the Company for Cause based solely on this clause (ii), the Executive is determined by a court or other tribunal not to have committed the applicable offense then Executive shall have the right to receive Severance; (iii) the commission by the Executive of theft, fraud, breach of trust or any material act of dishonesty involving the Company or its subsidiaries or, in their capacities as such, any of its customers, suppliers or other business relations, or (iv) a material violation by the Executive of the code of conduct of the Company or of any statutory or common law duty of loyalty to the Company, which is not promptly remedied (if such violation is capable of being remedied) within no less than 10 days after the Company gives Executive written notice specifying such breach in reasonable detail.

(c) Good Reason. “Good Reason” in this Section 2 means, without the Executive’s express written consent (which may be withheld for any reason or no reason), any of the following occurrences: (i) the Company’s material breach of this Agreement; (ii) the Company changing the location of the Executive’s principal work location to a location more than thirty (30) miles from such location; (iii) any material adverse change in the nature or scope of the Executive’s authority, duties or responsibilities, including, but not limited to, the failure of the Company to continue the Executive in a position having the responsibilities of Chief Operating Officer; or (iv) the Parent Company or Company mergers with, or more than 50% of its shares or assets are bought by, another person or entity.

(d) COBRA. If the Executive is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the Severance Period, the Executive will be responsible for paying such COBRA premiums and the Company will reimburse Executive for the amount of the COBRA premiums (“Health Care Continuation”).

(e) Resignation Without Good Reason. The Executive may terminate his employment by voluntarily resigning other than for Good Reason upon sixty (60) days’ prior written notice. In such event, (a) after the Executive’s date of resignation, no further payments and benefits shall be due under Section 2 of this Agreement, and (b) the Executive shall receive all accrued and unpaid compensation.

(f) Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause. In such event, (a) after the Executive’s date of termination, no further payments and benefits shall be due under Section 2 of this Agreement, and (b) Executive shall receive all accrued and unpaid compensation.

(g) Notice. Any termination of the Executive’s employment or resignation shall be communicated by a written notice to the other party hereto specifying the reason and the date of termination or resignation.

3. Confidentiality. Any and all information of the Company or Parent Company, whether or not in writing, that is not generally known by others outside the Company or Parent Company, and which, if disclosed, would assist in competition against the Company or Parent Company, shall be deemed “Confidential Information.” Any and all Confidential Information which the Executive creates or has access to as a result of his employment and other associations with the Company and Parent Company is and shall remain the sole and exclusive property of the Company. The Executive will never, directly or indirectly, use or disclose any Confidential Information, except (i) as required for the proper performance of his regular duties for the Company; (ii) as expressly authorized in writing in advance by the Company; (iii) as required by applicable law or regulation; (iv) to his attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring his interests in the Company or Parent Company, or his compensation or his duties to the Company; or (v) disclosing information that has been or is hereafter made public through no act or omission of the Executive in violation of this Agreement. This restriction shall continue to apply after the termination of the Executive’s employment, howsoever caused. The Executive shall furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or Parent Company, and any copies thereof, shall be the sole and exclusive property of the Company or Parent Company.

4. Non-Competition and Non-Solicitation.

(a) Non-Competition. During the six (6) month period immediately following the termination of the Executive’s employment or his resignation for any reason, the Executive will not work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any company that materially competes with the Company and that has any business location within a city, or within a 50 miles radius of a city, in which the Company has a business location. The foregoing shall not prevent passive ownership by the Executive of no more than 5% of the equity securities of any company.

(b) Non-Solicitation. During the six (6) month period immediately following the termination of the Executive’s employment or resignation for any reason, the Executive will not, directly or indirectly, (i) solicit, encourage or induce any customer of the Company or Parent Company to terminate or diminish in any material respect its relationship with the Company or Parent Company; or (ii) seek to persuade or induce any such customer or prospective customer of the Company or Parent Company to conduct with anyone else any substantial business or activity which such customer or prospective customer conducts or could conduct with the Company or Parent Company; (iii) hire or solicit for hiring any employee of the Company or Parent Company or seek to persuade or induce any employee of the Company or Parent Company to discontinue employment with the Company or Parent Company, or (iv) hire or engage any independent contractor providing services to the Company or Parent Company, or solicit, encourage or induce any independent contractor providing services to the Company or Parent Company to terminate or materially diminish in any substantial respect its relationship with the Company or Parent Company.

5. Indemnification and Insurance.

(a) Indemnification by the Company. The Company (or Parent Company) shall indemnify the Executive in accordance with the Parent Company’s Articles of Incorporation, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates.

(b) Insurance. The Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of similarly situated publicly traded companies, which such insurance shall be paid by the Company (or Parent Company).

6. Miscellaneous.

(a) Amendments. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company (other than the Executive) and by the Executive.

(b) Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.

(c) Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or-application in any other jurisdiction.

(d) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RAM DISTRIBUTION GROUP LLC

/s/ Jeremy J. Reichmann
Name:	Jeremy J. Reichmann
Title:	Authorized Signatory

EXECUTIVE

/s/ Seth Yanofsky
Seth Yanofsky